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                                                                 EXHIBIT 12.1

                                   FDX CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (Unaudited)

                                                                                                           Nine Months Ended
                                                            Year Ended May 31,                                February 28,
                                          ----------------------------------------------------------    ---------------------
                                            1994        1995         1996        1997         1998        1998         1999
                                          --------    --------     --------    --------     --------    --------     --------
                                                      (In thousands, except ratios)
Earnings:
  Income before income taxes . . . . .    $540,131    $693,564     $702,094    $425,865     $899,518    $605,175     $689,021
  Add back:
     Interest expense, net of
       capitalized interest. . . . . .     152,170     130,923      109,249     110,080      135,696     104,615       85,713
     Amortization of debt
       issuance costs. . . . . . . . .       2,860       2,493        1,628       1,328        1,481       1,091        8,987
     Portion of rent expense
       representative of
       interest factor . . . . . . . .     288,716     333,971      393,775     439,729      508,325     381,667      430,023
                                          --------    --------     --------    --------     --------    --------     --------

  Earnings as adjusted . . . . . . . .    $983,877  $1,160,951   $1,206,746    $977,002   $1,545,020  $1,092,548   $1,213,744
                                          --------  ----------   ----------    --------   ----------  ----------   ----------
                                          --------  ----------   ----------    --------   ----------  ----------   ----------

Fixed Charges:
  Interest expense, net of
     capitalized interest. . . . . . .    $152,170    $130,923     $109,249    $110,080     $135,696    $104,615      $85,713
  Capitalized interest . . . . . . . .      29,738      27,381       44,654      45,717       33,009      23,513       29,777
  Amortization of debt
     issuance costs. . . . . . . . . .       2,860       2,493        1,628       1,328        1,481       1,091        8,987
  Portion of rent expense
     representative of
     interest factor.. . . . . . . . .     288,716     333,971      393,775     439,729      508,325     381,667      430,023
                                          --------    --------     --------    --------     --------    --------     --------

                                          $473,484    $494,768     $549,306    $596,854     $678,511    $510,886     $554,500
                                          --------    --------     --------    --------     --------    --------     --------
                                          --------    --------     --------    --------     --------    --------     --------

  Ratio of Earnings to Fixed Charges .         2.1         2.3          2.2         1.6          2.3         2.1          2.2
                                          --------    --------     --------    --------     --------    --------     --------
                                          --------    --------     --------    --------     --------    --------     --------
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